Exhibit 4.1

ALZAMEND NEURO, Inc.

Amendment To

Common Stock Purchase Warrant

This amendment (the “Amendment”) to the Common Stock Purchase Warrant dated January 31, 2024 (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), issued to Ault Lending, LLC (the “Holder”) by Alzamend Neuro, Inc. (the “Company”). All capitalized terms in this Amendment and not defined herein shall have the meanings ascribed to such terms in the Warrant.

WHEREAS, the Company and the Holder desire to amend the Warrant in certain respects.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Section 3(d) is hereby amended and restated in its entirety as follows:

“Subsequent Equity Sales. If the Company or any Subsidiary thereof, as applicable, at any time while this Warrant is outstanding, shall sell or grant any option to purchase, or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents, at an effective price per share less than the Exercise Price then in effect (such lower price, the ‘Base Share Price’ and such issuances collectively, a ‘Dilutive Issuance’) (it being understood and agreed that if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Warrant Shares at an effective price per share that is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation of each Dilutive Issuance the Exercise Price shall be reduced and only reduced to equal 120% of the Base Share Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. The Company shall notify the Holder, in writing, no later than the Trading Day following the issuance or deemed issuance of any Common Stock or Common Stock Equivalents subject to this Section 3(d), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the ‘Dilutive Issuance Notice’). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 3(d), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Warrant Shares based upon the 120% of the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise. If the Company enters into a variable rate transaction, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised.”

2.	This Amendment shall be binding on the Holder and all of its successors, heirs, personal representatives and assigns and permitted transferees.

3.	Except as amended hereby, the Warrant shall remain unmodified and is hereby ratified in all respects.

4.	This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Agreed this 21st day of March, 2024.

ALZAMEND NEURO, INC.		AULT LENDING, LLC

By:		By:
	Henry C.W. Nisser		David J. Katzoff
	Executive Vice President and		Manager
General Counsel